Filed Under Rule 424(b)(3), Registration Statement Nos. 333-65750 and 333-47222
 Pricing Supplement Number 37 Dated Monday, March 18, 2002
(To: Prospectus Dated August 22, 2001)

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050WAQ8	100.000%	1.000%	$8,472,420.00	5.150%	Semi-annual	03/15/2007	09/15/2002	$24.89	YES	Senior Unsecured Notes	Aa2	A+

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XET6	100.000%	1.500%	$5,847,945.00	6.000%	Semi-annual	03/15/2012	09/15/2002	$29.00	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XEU3	100.000%	2.000%	$17,774,260.00	6.500%	Monthly	03/15/2017	04/15/2002	$4.33	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 03/15/2005 and every coupon date thereafter.
Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 03/15/2005 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XEV1	100.000%	2.500%	$3,722,550.00	6.650%	Semi-annual	03/15/2022	09/15/2002	$32.14	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 03/15/2006 and every coupon date thereafter.
Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 03/15/2006 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XEW9	100.000%	2.500%	$34,400,925.00	6.750%	Monthly	03/15/2027	04/15/2002	$4.50	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 03/15/2007 and every coupon date thereafter.
Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 03/15/2007 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255	Trade Date: Monday, March 18, 2002 @12:00 PM ET
Settle Date: Thursday, March 21, 2002
Minimum Denomination/Increments: 1 Note/1 Note
All trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(sm) is the service mark of Incapital LLC. All rights reserved

Bank of America $5,000,000,000 Bank of America Corporation InterNotes Prospectus Dated 22-Aug-01